Exhibit 99.1

ALLERGAN, INC. TO ACQUIRE SKINMEDICA, INC.

Acquisition Enhances Allergan Leadership in “Physician Dispensed” Topical Aesthetics

November 16, 2012 (Irvine, CA)— Allergan, Inc (NYSE:AGN) announces that it has entered into a definitive agreement with SkinMedica, Inc. to acquire the privately held company’s topical aesthetics skin care business. Under the terms of the agreement, Allergan will pay SkinMedica $350 million up-front (subject to certain adjustments) for the business, which includes a variety of physician dispensed non-prescription aesthetic skin care products and prescription products. Allergan will also pay SkinMedica an additional $25 million contingent upon the acquired products achieving a specific level of net sales. The acquisition, which is expected to close later this year, does not include the SkinMedica Colorescience aesthetic make-up line. SkinMedica will be spinning out the Colorescience business in connection with the closing of the acquisition.

“Allergan is widely recognized for our leadership in the facial aesthetics area,” said David E.I. Pyott, Chairman of the Board, President and Chief Executive Officer, Allergan. “The acquisition of SkinMedica will nicely complement our existing facial aesthetics business, which includes products such as BOTOX® Cosmetic, JUVEDERM®, and LATISSE®, and will enable us to take a leadership position in the growing “physician dispensed” topical aesthetics skin care category. Most importantly, the acquisition will allow us to expand our product portfolio to better meet the needs of our existing base of physician customers and their patients.”

Following the acquisition, Allergan plans to operate SkinMedica as a separate global business and will leverage a number of Allergan’s existing preferred customer programs with the SkinMedica product line to provide additional benefits to physicians and patients. Bob Rhatigan, who currently serves as Senior Vice President, Facial Aesthetics, Allergan, will assume the role of Senior Vice President, General Manager and Chief Executive, SkinMedica. Mary Fisher, Chief Executive Officer, SkinMedica, will join Allergan and assist Mr. Rhatigan in the acquisition integration to ensure the maximization of revenue building opportunities. The Allergan topical aesthetics sales force and the SkinMedica sales force will continue to represent their respective product lines over the near term. Following the completion of the acquisition, a larger and combined SkinMedica sales force will assume responsibility for the line of products including the revolutionary SkinMedica TNS product line, Allergan’s VIVITÉ® product line and LATISSE®, the one and only FDA approved product to treat inadequate or not enough eye lashes.

About SkinMedica

SkinMedica, Inc. is focused on developing, acquiring, and commercializing products that improve the appearance of skin. SkinMedica markets and sells to physicians, with a focus on aesthetics, both prescription and non-prescription skin care products. The company’s full line of aesthetic skin care products includes the revolutionary TNS Essential Serum® and hallmark TNS Recovery Complex®. The formulations in SkinMedica’s clinical skin care collection enhance skin appearance, reduce signs of aging, and provide other skin care benefits. SkinMedica’s primary prescription product, VANIQA® (eflornithine hydrochloride) Cream 13.9%, is the only FDA-approved prescription product for the reduction of unwanted facial hair in women.

About Allergan, Inc.

Allergan is a multi-specialty health care company established more than 60 years ago with a commitment to uncover the best of science and develop and deliver innovative and meaningful treatments to help people reach their life’s potential. Today, we have approximately 10,500 highly dedicated and talented employees, global marketing and sales capabilities with a presence in more than 100 countries, a rich and ever-evolving portfolio of pharmaceuticals, biologics, medical devices and over-the-counter consumer products, and state-of-the-art resources in R&D, manufacturing and safety surveillance that help millions of patients see more clearly, move more freely and express themselves more fully. From our beginnings as an eye care company to our focus today on several medical specialties, including eye care, neurosciences, medical aesthetics, medical dermatology, breast aesthetics, obesity intervention and urologics, Allergan is proud to celebrate more than 60 years of medical advances and proud to support the patients and physicians who rely on our products and the employees and communities in which we live and work. For more information regarding Allergan, go to: www.allergan.com.

Allergan Forward-Looking Statements

This press release contains “forward-looking statements,” including, but not limited to, the statements by Mr. Pyott and other statements regarding the transaction, including closing and the timing of closing, statements regarding the expected benefits of the transaction and other statements regarding how Allergan plans to operate SkinMedica. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Allergan’s expectations and projections. Risks and uncertainties include, among other things, general industry and market conditions; technological advances and patents attained by competitors; challenges inherent in the research and development and regulatory processes; challenges related to product marketing, such as the unpredictability of market acceptance for new products and/or the acceptance of new indications for such products; inconsistency of treatment results among patients; general economic conditions; and governmental laws and regulations affecting domestic and foreign operations. Allergan expressly disclaims any intent or obligation to update these forward-looking statements except as required by law. Additional information concerning the above referenced risk factors and other risk factors can be found in Allergan’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Risk Factors” in Allergan’s 2011 Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Additional information about Allergan is available at www.allergan.com or you can contact the Allergan Investor Relations Department by calling 714-246-4636.

Allergan Contacts:

Bonnie Jacobs (856) 912-9965 (media)

Cathy Taylor (949) 293-4453 (media)

Jim Hindman (714) 246-4636 (investors)

Joann Bradley (714) 246-4766 (investors)

David Nakasone (714) 246- 6376 (investors)

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